Exhibit 3.1

YSMD, LLC

SERIES 2340 HILGARD DESIGNATION

In accordance with the Series Limited Liability Company Agreement of YSMD, LLC (the “Company”) dated August 12, 2022 (the “Agreement”) and upon the execution of this designation by the Company and Collab (USA) Capital LLC in its capacity as Managing Member of the Company and Initial Member of YSMD Series 2340 Hilgard LLC (“Series 2340 Hilgard”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	YSMD Series 2340 Hilgard LLC

Effective date of establishment	August 12, 2022

Managing Member	Collab (USA) Capital LLC was appointed as the Managing Member of Series 2340 Hilgard with effect from the date of the Agreement and shall continue to act as the Managing Member of Series 2340 Hilgard until dissolution of Series 2340 Hilgard pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Collab (USA) Capital LLC

Series Asset	The Series Assets of Series 2340 Hilgard shall comprise a residential property located at 2340 Hilgard Avenue, Berkeley CA 94709, which will be acquired by Series 2340 Hilgard upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series 2340 Hilgard from time to time, as determined by the Managing Member in its sole discretion

Property Manager	Collab (USA) Capital LLC

Property Management Fee	As stated in Section 5.10

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of Series 2340 Hilgard Interests the Company can issue is 95%

Number of Series 2340 Hilgard Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 5% through the Offering

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1.00% of the purchase price of the Interests from Series 2340 Hilgard sold at the Initial Offering of the Series 2340 Hilgard Interests (excluding the Series 2340 Hilgard Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Series 2340 Hilgard Interests

Voting

Subject to Section 3.5, the Series 2340 Hilgard Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series 2340 Hilgard Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series 2340 Hilgard Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series 2340 Hilgard Designation) that would adversely change the rights of the Series 2340 Hilgard Interests;

(b) mergers, consolidations or conversions of Series 2340 Hilgard or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series 2340 Hilgard Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series 2340 Hilgard Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series 2340 Hilgard Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $109,200, which may be waived by the Managing Member in its sole discretion

Other rights	Holders of Series 2340 Hilgard Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series 2340 Hilgard Interests

Officers	There shall initially be no specific officers associated with Series 2340 Hilgard, although, the Managing Member may appoint Officers of Series 2340 Hilgard from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	100 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII